Dated: 30th December **2010**

1 MSI Holdings Limited (which is in the process of changing its name to Avid Group Limited)

2 Ryan Ellis Maughan, Ronald Scott, Christopher Stanford Baylis, Christopher Scott Thompson and Howard Forrest

3 The Trustees of The Express Holdings (Thompson) Limited Employer Financed Retirement Benefit Scheme for Christopher Scott Thompson

4 NEAF LP

5 Rivers Capital Partners Limited

6 Liberty Electric Cars Limited

Investment Agreement

European Investment Bank

European Union
European Regional Development Fund

Supported by one NORTH EAST

Table of Contents

This Agreement is made this 30th day of December 2010

Between:

1 **MSI HOLDINGS LIMITED** (which is in the process of changing its name to **AVID GROUP LIMITED**) a company incorporated and registered in England and Wales under registered number 06846533 whose registered office is 8 Arcot Court, Nelson Industrial Estate, Cramlington, Northumberland, NE23 1BB (the **"Company"**);

2 **RIVERS CAPITAL PARTNERS LIMITED** a company incorporated and registered in England under registration number 06795536 whose registered office is at 34 Moor Crescent, Gosforth, Newcastle upon Tyne NE3 4AP (the **"Manager"**);

3 **THE PERSONS** whose names and addresses are set out at Part A of Schedule 1 (together the **"Existing Directors"** and each an **"Existing Director"**);

4 **THE PERSONS** whose names and addresses are set out at Part B of Schedule 1 (together the **"Investors"** and each an **"Investor"**); and

5 **THE PERSONS** whose names and address is set out at Part C of Schedule 1 (the **"Shareholder"**).

It is agreed as follows:-

1 **Interpretation**

1.1 In this Agreement.

"Accounts"	means the individual audited balance sheets and profit and loss accounts of each Group Company (other than Avid Electric Vehicles Limited and Avid Innovation Limited) together with the reports thereon and the notes thereto as at and for the financial period ending on the Accounts Date;
"Accounts Date"	means the financial year ending 31 January 2010;
"Adjustment Event"	means in relation to the Company, any issue by way of capitalisation of profits or reserves or by way of rights and any consolidation or sub-division or reduction of capital or capital dividend or other reconstruction or adjustment relating to the equity share capital (or any shares, stock or securities derived therefrom) and any other amalgamation, arrangement, reconstruction or compromise affecting the share capital (or any shares, stock or securities derived therefrom);
"Articles"	means the new articles of association of the Company in the agreed form to be adopted

pursuant to the terms of the Written Resolution as amended from time to time;

"A Shares"	means the A Ordinary Shares of one pence each in the share capital of the Company having the respective rights set out in the Articles;
"Budget"	means the most recent annual operating budget of the Company more fully described in clause 9.1.2 approved by the Fund;
"Business Days"	means any day (other than a Saturday or Sunday) on which banks are normally open for business (other than solely for trading and settlement in euros) in the City of London;
"Business Plan"	means the business plan prepared by the Company and initialled by the Company and the Investors and annexed to this Agreement at Appendix 1;
"Connected Person"	has the meaning given to that expression in section 995 of the Income Taxes Act 2009 and "connected" shall be construed accordingly;
"Contracts"	means the contracts as defined in the Articles;
"Conversion Date"	means the date on which the conversion takes place pursuant to the Conversion Rights;
"Conversion Notice"	means a conversion notice substantially in the form set out in schedule 3 and referred to in clause 4;
"Conversion Rights"	means the Conversion Rights of the Fund set out in clause 4;
"Conversion Shares"	means such number of A Shares calculated according to clause 4.1, as adjusted in accordance with clause 4.8.
"Debentures"	means the debentures in the agreed form executed by each Group Company (other than Comesys Inc.) on the date hereof;
"Deed of Adherence"	means a deed of adherence whereby the party thereto agrees to be bound by the terms of this Agreement as an Existing Director or an Investor or a party (as applicable) in a form approved by the Board with the consent of the Fund and Liberty and including a covenant for the re-transfer of the relevant Shares if the grounds upon which such transfer was permitted (if relevant) cease to exist;
"Directors"	means the directors of the Company from time to time;
"Disclosure Letter"	means the letter (including all documents and other written material annexed to it) of even date herewith

from the Warrantors to the Investors;

"EIB" means the European Investment Bank (or any other body to which the functions relevant to this Agreement are transferred to or assumed by from time to time);

"Encumbrance" means liens, charges, mortgages, pledges, assignments by way of security, hypothecations, security interests, equities, encumbrances securing any obligation of any person, preferential arrangements (including retention of title arrangements) and other rights, interests and claims of any nature whatsoever;

"Enforcement Action" means any action whatsoever to:

(a) demand payment of, declare prematurely due and payable or otherwise seek to accelerate payment of or place on demand, all or any part of the Existing Debt;

(b) recover all or any part of the Existing Debt (including, without limitation, by exercising any right of set-off or combination of accounts);

(c) petition for (or take any other steps or action which may lead to) an Insolvency Event in relation to any Group Company;

(d) commence legal proceedings against any Group Company in respect of all or any part of the Existing Debt;

"ERDF" means the European Regional Development Fund (or any other body to which the functions relevant to this Agreement are transferred from time to time);

"Excluded Sectors" means those sectors or activities listed in Part 1 of schedule 8 which may be varied from time to time by notice from the Fund to the Company, to reflect the applicable exclusions determined by ERDF, EIB or any other relevant body;

"Existing Debt" means all monies due to the Existing Directors and the Shareholder in respect of the Existing Loans;

"Existing Loans" means the loans from each of the Existing Directors, Jon Aitchison and the Shareholder pursuant to loan agreements between the Company and each of Howard Forrest and Christopher Stanford Baylis dated 7 January 2010 relating to loans of, respectively, £12,500 and £64,000, the

loan agreements between the Company and each of the Shareholder and Christopher Scott Thompson dated 21 September 2010 relating to loans of, respectively, £63,259 and £38,844.50 and the loans between Avid Technology Limited and each of Ryan Ellis Maughan, Ronald Scott and Jon Michael Aitchison made on or around June 2005 relating to loans of, respectively, £13,283.33, £13,283.33 and £13,183.34;

"Exit" means either:

(a) the acquisition by any person (or persons who in relation to each other are acting in concert) of any interest in the shares in the capital of any Group Company (whether by one transaction or a series of transactions) resulting in that person (or persons who in relation to each other are acting in concert (as defined in the City Code on Takeovers and Mergers for the time being) having the right to exercise 50% or more of the total voting rights conferred by all the shares in the capital of such Group Company for the time being in issue but not being pursuant to the due exercise of the options under the Option Agreement; or

(b) the admission of any Group Company's equity securities to the Official List of the UK Listing Authority and to trading on the London Stock Exchange's main market for listed securities (whether premium or standard) or admission to the Alternative Investment Market or any Recognised Investment Exchange (as such term is defined in S285 of the Financial Services and Markets Act 2000) or any investment exchange which meets the criteria specified in Part I or specified in Part II or Part III of Schedule 3 of The Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 becoming effective and "list" "Listing" and "listed" shall be construed accordingly; or

(c) a sale of the whole or what the Fund and Liberty reasonably consider to a material part of the trading assets of any Group Company whether in one or a series of connected transactions;

"Finance Document" means this Agreement, the Articles, the Debentures and the Guarantee (and "Finance Document" shall

be a reference to any of them);

"General Block Exemption" means the General Block Exemption Regulation (EC Regulation 800/2008);

"Group" means the Company and each of its subsidiaries from time to time and member of the Group and Group Company shall be construed accordingly;

"the Guarantee" means the guarantee in the agreed form executed by each Group Company (other than the Company) at the date hereof;

"Index Linked" means adjusted annually each 1 January starting on 1 January 2012. The amount of the increase shall be the percentage increase in the retail price index (or such reasonably equivalent index) for the preceding 12 months except for the first increase which shall be made by reference to the period from the date of this Agreement to 31 December 2011;

"Insolvency Event" means:

(a) any application, notice, resolution or order is made, passed or given for or in connection with the winding up, liquidation, dissolution, administration or reorganisation of any Group Company;

(b) any Group Company becomes subject to any insolvency, reorganisation, receivership (whether relating to all or some only of its assets), liquidation, dissolution or other similar proceedings, whether voluntary or involuntary and whether or not involving insolvency;

(c) any Group Company assigns all or any of its assets for the benefit of its creditors generally (or any class thereof) or enters into any composition or arrangement with its creditors generally or any arrangement is ordered or declared by a court of competent jurisdiction whereby all or any of its affairs and/or assets are submitted to the control of, or are protected from, its creditors;

(d) any Group Company becomes subject to any distribution of its assets in consequence of insolvency, reorganisation, liquidation, dissolution or administration; or

(e) any event analogous to any of the foregoing shall occur in relation to any Group Company or any of its assets in any

jurisdiction;

"Intellectual Property Rights"	means any patent, patent application, know how, show how, trade mark, service mark, trade name, registered design, utility models, copyright, design right, database right, semi-conductor topography right, inventions, trade secrets and other confidential information, business names, brand names or any other intellectual property, industrial or commercial right including any application or right to apply for registration or protection or ownership of any of the same anywhere in the world;
"Interest Payment Date"	means the last Business Day in each month in each year after the date of this Agreement;
"Interest Period"	means the period commencing on the date of this Agreement and ending on the next following Interest Payment Date and each successive period ending on an Interest Payment Date;
"Interest Rate"	means the rate of interest payable hereunder as more particularly described in clauses 2.6 or 2.7 (as applicable);
"Investor Debt"	means all monies due to the Fund under the terms of this Agreement;
"Investor's Questionnaire"	means the questionnaire provided by the Existing Directors and the Company to the Fund on or prior to the date of this Agreement;
"January Investors"	means Christopher Thompson, Christopher Baylis and Howard Forrest, all of whom made equity and loan investments into the Company on the terms of the January Investment Agreement;
"January Investment Agreement"	means an investment agreement dated 7th January 2010 between the January Investors, the Company and others in relation to the Company, and which includes a supplemental investment agreement in relation to the Company dated 21st September 2010;
"Loan"	means £39,601.33;
"Management Accounts"	means the management accounts of the Company and Avid Technology Limited for the period ending 30 November 2010, comprising profit and loss accounts for such companies for November 2010 and for the financial year to date together with balance sheets for such companies as at 30 November 2010;
"One"	means One North East (or any other body to which the functions relevant to this Agreement are

transferred from time to time);

"Option Agreement" means the agreement between each of the parties to this Agreement entered into on the date of this Agreement whereby Liberty are granted an option in respect of the Shares in the Company not owned by it;

"Permitted Payment" means a payment permitted under clause 23;

"Principal Sum" means the aggregate amount of the Loan from time to time drawn down by the Company from the Fund under this Agreement or where the context so requires the aggregate amount of the Loan remaining outstanding from time to time;

"Relevant Amount" means £1,100 per instalment;

"Reorganisation" means either:

(a) any amalgamation or merger of the Company with another body corporate, other than where the Company is the principal surviving or remaining body corporate, effected by a scheme of arrangement under Part 26 of Companies Act 2006 or section 110 Insolvency Act 1986 or otherwise;

(b) any share exchange permitting all shareholders in the Company to become shareholders in the Company's holding company, holding an identical proportion of shares in that holding company to the proportion held in the Company; or

(c) any reorganisation of the Company's share capital into a new class of share prior to a Listing; or

(d) any sale of the whole or what the Fund reasonably considers to be a material part of the trading assets of the Group whether in one or a series of connected transactions;

"Service Agreements" means the current service agreements between each of the Existing Directors (other than Christopher Thompson) and the Company;

"Shares" means A Shares and/or ordinary shares of £0.01 each in the capital of the Company and/or convertible ordinary shares of £0.01 each in the capital of the Company and/or deferred shares of £0.01 each in the capital of the Company, as the context may require;

"State Aid Restricted Sectors" means those sectors listed in Part 2 of Schedule 7 which may be varied from time to time by notice

	from the Fund;
"Stop Notice"	means a notice issued by the Fund pursuant to clause 23;
"subsidiary"	shall have the meaning ascribed thereto by section 1159 of the Companies Act 2006 and shall include 'subsidiary undertaking' as defined by that Act;
"UK Reference Rate"	means the reference interest and discount rate in respect of the United Kingdom set and amended annually on 1st January (and from time to time when economic conditions dictate) by the European Union;
"Undertaking in Difficulty"	an undertaking in difficulty within the meaning of Article 1.7 of the General Block Exemption, subject, where appropriate, to Article 4.3.2(i) of the Communication from the Commission – Temporary Community Framework for State aid measures to support access to finance in the current financial and economic crisis (2009/C 83/01) and any other temporary measures or legislation approved or enacted by the European Commission in relation to Article 1.7 of the General Block Exemption;
"VAT"	means value added tax chargeable under the Value Added Tax Act 1994 and any similar replacement or additional tax;
"Warranties"	means the warranties set out in clause 7 and schedule 5 hereof given by the Warrantors to the Fund and given by the Company to Liberty;
"Warrantors"	means the Company and Ryan Ellis Maughan, Christopher Stanford Baylis and Ronald Scott; and
"Written Resolution"	means the written resolution to be signed by the Existing Directors, Liberty and the Shareholder in the agreed form.

1.2 In this Agreement, unless the context otherwise requires:

1.2.1 references to clauses, paragraphs and schedules are references to clauses and paragraphs of, and schedules to, this Agreement and any reference to a paragraph is to the relevant paragraph of the schedule or definition in which the reference appears;

1.2.2 a reference to any statute or statutory provision shall include any subordinate legislation made under the relevant statute or statutory provision and shall be construed as a reference to such statute, statutory provision or subordinate legislation as it may have been, or may from time to time be, amended, modified or re-enacted (with or without modification) and to any former statute or statutory provision which it amends, modifies

or re-enacts provided that no such amendment, modification or re-enactment after the date hereof shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of the Investors;

1.2.3 references to a "person" shall be construed so as to include any individual, firm, corporation, government, state or agency of a state or any joint venture, trust, association or partnership (whether or not having separate legal personality);

1.2.4 references to any gender shall include every gender, and the singular shall include the plural and vice versa;

1.2.5 references to "indemnify" and "indemnifying" any person against any circumstance include indemnifying and keeping that person harmless from all actions, claims and proceedings from time to time made against that person and all loss or damage and all payments, costs or expenses (including legal fees and taxes) made or incurred by that person as a consequence of or which would not have arisen but for that circumstance;

1.2.6 references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term (and for the purpose of this clause 1.2.6, references to "English" and "England" shall be deemed to include a reference to "Welsh" and "Wales" respectively);

1.2.7 references to writing shall include any mode of reproducing words in a legible and non-transitory form;

1.2.8 references to a "party" or the "parties" are to a party or the parties to this agreement and include a reference to that party's, or those parties', successors and permitted assigns;

1.2.9 the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word "other" shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

1.2.10 general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

1.2.11 references to a document in the "agreed form" are to a document in a form agreed by the parties and initialled by or on behalf of each of them for the purpose of identification;

1.2.12 references to "assets" include a reference to present and future properties, undertakings, revenues, rights and benefits of every description; and

1.2.13 references to a "regulation" include a reference to any regulation, rule, directive, request, guideline or concession (whether or not having the force of law) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.

1.3 The schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the schedules.

1.4 The headings to clauses and schedules are for convenience only and shall not affect the construction or interpretation of this agreement.

2 Investment by the Investors

2.1 On the date of this Agreement each Investor agrees to subscribe for Shares and lend to the Company as follows:

(1) Name	**(2) No. of A Shares**	**(3) Subscription Monies £**	**(4) Loan £**	**(5) Total Investment £**
The Fund	134,085	210,398.67	39,601.33	250,000
Liberty	63,729	100,000	Nil	100,000
Totals	**197,814**	**310,398.67**	**39,601.33**	**350,000**

2.2 The respective obligations of the Investors shall be conditional upon confirmation of receipt by the Manager of the documents and other evidence listed in schedule 4 in form and substance satisfactory to the Manager and provided that the Manager is reasonably satisfied that the investment to be made by the Fund pursuant to this Agreement complies with the eligibility criteria for investments to be made by the Fund.

2.3 Subject to clause 2.2:

2.3.1 each of the Investors will subscribe unconditionally for the number of A Shares set out opposite its name in column 2 of the table in clause 2.1 at the aggregate subscription price set out opposite its name in column (3) of the table set out in clause 2.1; and

2.3.2 the Fund will lend to the Company the amount set out opposite its name in column (4) of the table set out in clause 2.1,

so that the shareholdings in the Company immediately following Completion shall be set out in Schedule 2.

2.4 Subject to clause 3, the Company shall repay the Principal Sum by way of 35 equal monthly instalments of the Relevant Amount and one final monthly instalment of £1,101.33 on the last Business Day of each month, the first such payment falling due on the last Business Day of January 2011 ("the First Repayment Date") and so that the Principal Sum is repaid in full no later than 31 January 2014.

2.5 Subject to clauses 3 and 4 the Company may repay the Principal Sum or any part thereof earlier than is set out in clause 2.4 on giving the Fund 10 Business Days advance notice in writing and subject to such prepayment being a minimum of £10,000. Any prepayments will be applied first to any accrued interest which is due and outstanding hereunder and the balance (if any) to the repayment of the Principal Sum which such amount shall be utilised to reduce the Principal Sum by reducing the number of payments of the Relevant Amount in inverse chronological order. For the avoidance of doubt if the Fund serves a Conversion Notice the Company shall not be entitled to prepay the Principal Sum.

2.6 In respect of each Interest Period the Company shall pay to the Fund on the immediately following Interest Payment Date interest on the Principal Sum at a rate of 8% per annum above UK Reference Rate current at the commencement of that Interest Period.

2.7 In the event of default by the Company in the due payment of any amount of the Principal Sum, interest or other sum due hereunder the Company shall pay to the Fund additional interest on the Principal Sum together with all interest accrued thereon, interest and other unpaid sum (as well after as before judgment) at the rate of four per cent (4%) per annum above the Interest Rate such interest shall be payable on demand and if not paid shall itself bear interest such interest being compounded quarterly.

2.8 All interest which is payable hereunder shall accrue from day to day and shall be computed in respect of the actual number of days elapsed on the basis of a year consisting of 365 days.

3 **Default**

3.1 Notwithstanding any other provision of this Agreement, the Principal Sum and any interest accrued thereon, shall become repayable in full on demand in the event that:

3.1.1 any Group Company makes default in the payment on the due date of any moneys which may have become due under any Finance Document (without the prior agreement of the Fund to defer such payment), other than where that failure results solely from any technical or administrative difficulties beyond the relevant Group Company's control relating to the transfer of such payment from such Group Company and such failure is not remedied within 5 Business Days thereafter;

3.1.2 any Group Company fails to comply with any of the obligations or undertakings expressed to be assumed by it under any Finance Document (other than those referred to in clause 3.1.1 above) and, in the case of any such non-compliance which is capable of remedy, such non-compliance shall not have been remedied within 10 Business Days of the Company being notified or otherwise becoming aware of such non-compliance;

3.1.3 any warranty made or deemed to be made or repeated by any Warrantor in or pursuant to any Finance Document (or in any notice, certificate or statement referred to in or delivered pursuant to any Finance Document) is

or proves to have been incorrect when made or deemed to be made or repeated;

3.1.4 any other indebtedness due by any Group Company to any person becomes or becomes capable of being declared due and payable by reason of default;

3.1.5 a petition is presented, or an order is made or an effective resolution is passed for the winding up or dissolution or for the appointment of a liquidator of any Group Company;

3.1.6 distress or execution or other legal process is levied or enforced against any of the assets of any Group Company which is not discharged or paid out within ten Business Days;

3.1.7 any Group Company is unable to pay its debts as they fall due;

3.1.8 any Group Company suspends payment of its debts;

3.1.9 notice is given of intention to appoint an administrator, or a petition or papers are filed or a competent court makes an order for the appointment of an administrator, in relation to any Group Company;

3.1.10 any Group Company makes proposals for the entering into of a company voluntary arrangement (within the meaning of Part I Insolvency Act 1986) or otherwise makes proposals for the entering into of a compromise with the majority by value of its unsecured creditors or any Group Company files documents specified in Schedule A1 to the Insolvency Act 1986 with the court with a view to obtaining a moratorium pursuant to the provisions of that Schedule; or

3.1.11 an encumbrancer takes possession or steps are taken for the appointment of an administrator or receiver or administrative receiver or manager or any similar or analogous officer over the whole or any substantial part of the undertaking or assets of any Group Company;

3.1.12 any breach by any Group Company of applicable State Aid limits;

3.1.13 any of the Finance Documents or any provision thereof becomes invalid or unenforceable for any reason or is repudiated by any Group Company or the validity or enforceability of any of the Finance Documents is at any time contested by any Group Company or any security intended to be created pursuant to any Finance Document, including but not limited to the Debentures, is or becomes ineffective, invalid or unenforceable for any reason;

3.1.14 it becomes unlawful at any time for any Group Company to perform all or any of its obligations under any Finance Document;

3.1.15 the Company's auditor qualifies its report to any audited accounts of the Company or, where relevant, the Group, (except where the qualification is of a technical nature and the remedy for the matter giving rise to the

qualification would have no effect on the results for the period to which the accounts relate or on the financial position of the Group as at the end of that period);

3.1.16 the security constituted by any Encumbrance created by any Group Company becomes enforceable (other than an Encumbrance which is a lien or right of set-off arising in the ordinary course of business or is an Encumbrance which arises solely as a result of a title retention clause in a supply agreement entered into by any Group Company in the ordinary course of trading);

3.1.17 any Group Company ceases (except with the prior written consent of the Fund) to carry on its businesses or suspends all or a substantial part of its operations;

3.1.18 any event occurs or circumstance arises in relation to any Group Company similar to any of those referred to in this clause 3.1 in any jurisdiction other than England and Wales;

3.1.19 any event occurs or circumstance arises which in the Fund's reasonable opinion, gives grounds for believing that any Group Company may not or may become unable to perform or comply with any one or more of its obligations under the Finance Documents;

3.1.20 an Exit occurs;

3.1.21 the options granted in favour of Liberty under the Option Agreement are exercised and completed.

4 Conversion into Shares

4.1 The Fund may at any time (subject to the Principal Sum or part thereof remaining outstanding) (but shall not be under any obligation to) serve a Conversion Notice (by delivering it to the registered office of the Company) in order to apply the Principal Sum together with any accrued interest thereon then outstanding (the "Conversion Amount") by way of subscription monies to be used to subscribe for such number of A Shares which is calculated by dividing the Conversion Amount by the price paid by the Fund for each A Share subscribed for by it pursuant to this Agreement. Only the whole of the Principal Sum then outstanding can be so converted.

4.2 The Fund may upon receiving written notice from the Company of an intended prepayment of the Principal Sum under clause 2.5 serve a Conversion Notice (by delivering it to the registered office of the Company) in order to apply the Principal Sum together with any accrued interest thereon then outstanding and not just the amount being prepaid by way of subscription monies, to be used to subscribe for the Conversion Shares

4.3 Upon receipt a Conversion Notice the Company hereby agrees that it will without delay allot to the Fund the Conversion Shares, credited as fully paid, and shall forthwith enter the name of the Fund in the Register of Members of the Company in respect of such Conversion Shares. The Company shall not later than 15 Business

days after the Conversion Date forward to the Fund a certificate for the Conversion Shares so allotted

4.4 Upon conversion of the Principal Sum (or part thereof) into the Conversion Shares the Principal Sum (or part thereof) shall cease with effect from the date of conversion to carry any rights to accrue interest and/or to be repaid as capital.

4.5 If, while the Conversion Rights remain exercisable, any Reorganisation occurs, the Company shall (as far as is legally possible) ensure that the body corporate principally surviving or resulting from the Reorganisation or as the case may be the acquirer of all or substantially all of the Group's assets and undertakings, issues the Fund with new Conversion Rights on terms identical to those contained in this Agreement, mutatis mutandis. The Company shall not register the transfer of any Shares allowing all shareholders in the Company to become shareholders in the Company's new holding company, holding an identical proportion of shares in that holding company to the proportion held in the Company, unless that new holding company issues the Fund with Conversion Rights on terms identical to those contained in this Agreement, mutatis mutandis.

4.6 A Conversion Notice given under this clause 4 may (at the Funds' election) stipulate that exercise of the Conversion Rights pursuant to such Conversion Notice is conditional upon such matters as the Fund may specify occurring before any date specified in the notice and if such condition is not satisfied, waived or otherwise varied by the Fund before the last date specified in the Conversion Notice for satisfaction of that condition, the Conversion Notice shall be of no effect and shall be deemed to have been revoked and the Conversion Rights shall be deemed not to have been exercised. In any such case the Conversion Rights shall not lapse and the Fund shall be entitled to exercise the Conversion Rights again in accordance with the terms of this Agreement.

4.7 Upon repayment of the Principal Sum in full (other than in connection with a Reorganisation where the Loan is still available to the Group) all Conversion Rights shall lapse.

4.8 If any Adjustment Event takes place after the date of this Agreement, but before the exercise of the Conversion Rights:

4.8.1 the Company and the Fund shall prior to the Adjustment Event jointly agree what (if any) adjustment should be made to the price per share payable on exercise of the Conversion Rights (if any); and

4.8.2 if the Fund and the Company are unable to reach agreement on which adjustments should be made, the Company shall instruct an independent firm of accountants to decide what (if any) adjustment should be made.

For these purposes, the independent accountants shall act as experts and not as arbitrators and their determination as to the effect of the Adjustment Event (if any) shall be made in writing, and shall be final and binding on the Company and the Fund.

4.9 The Company, the Existing Directors and the Shareholder jointly and severally covenant with and undertake to the Fund that whilst the Conversion Rights are outstanding they will procure that (and in the case of the Existing Directors they will do everything within their powers as Directors (if in office at the time) and, if relevant, as shareholders to procure that) the Company shall at all times be duly authorised to allot the Conversion Shares and any Shares issued pursuant to clause 4.11 without any pre-emption rights applying and without any specific sanction of its members.

4.10 The Existing Directors and the Shareholder hereby unconditionally and irrevocably waive any rights of pre-emption they may have whether pursuant to the terms of the Articles or otherwise in respect of the issue of the Conversion Shares.

4.11 On receipt of a Conversion Notice the Company shall inform Liberty the notice has been received. If a Conversion Notice is served Liberty shall be entitled to subscribe in cash for such number of A Shares on the date of issue of the Conversion Shares (at a price per share equal to the price payable by the Fund in respect of each Conversion Share) as will result, after the issue of the Conversion Shares and the Shares to which Liberty would be entitled under this clause, in Liberty holding such number of A Shares as equals, in percentage terms, the proportion of A Shares held by Liberty immediately prior to such issue.

5 Assignment

5.1 The Fund, Liberty and/or the Manager may at any time assign, transfer, charge or deal in any other manner with the Finance Documents or any of its rights under any of the Finance Documents.

5.2 The Company, the Existing Directors and the Shareholder shall not assign, transfer, charge or deal in any other manner with any Finance Document to which they are a party or purport to do so, nor sub-contract, any or all of the Company's obligations under any such Finance Document. The Company hereby undertakes and represents to the Fund that it is entering into each Finance Document for its own benefit.

6 Security

The Principal Sum together with all other monies due by the Company to the Fund and/or the Manager pursuant to the terms of this Agreement or otherwise shall be secured by way of the Debentures and the Guarantee.

7 Warranties

7.1 The Warrantors jointly and severally warrant to the Fund and the Company warrants to Liberty that each Warranty contained in Parts 1 and 2 of schedule 5 is true and accurate and not misleading at the date of this Agreement. The Company shall be deemed to repeat to the Fund each of the Warranties contained in Part 1 of schedule 5 on each Interest Payment Date with reference to the facts and circumstances then existing.

7.2 Liberty warrants to the Fund that paragraph 1 of Part 3 of Schedule 5 is true and accurate and not misleading at the date of this Agreement.

7.3 The Warrantors acknowledge that the Fund and Liberty are entering into this Agreement in reliance on each of the Warranties which have also been given with the intention of inducing the Fund, Liberty and the Manager to enter into this Agreement.

7.4 The Warranties given at the date of this Agreement are given subject only to the matters fairly disclosed in the Disclosure Letter and "fairly disclosed" means disclosed in a manner and with sufficient detail to enable the Fund and/or Liberty to make an informed and accurate assessment of the matter concerned.

7.5 Each of the Existing Directors hereby severally undertakes with the Fund that he will, upon becoming aware of any material breach of the Warranties at any time after the date of this Agreement, notify the Fund as soon as reasonably practicable and so far as may be permitted by the terms of their employment and procure that the Company takes such steps as may be reasonably requested by the Fund to mitigate the same. The Company undertakes with Liberty that it will, upon becoming aware of any material breach of the Warranties at any time after the date of this Agreement, notify Liberty as soon as reasonably practicable and take such steps as may be reasonably requested by Liberty to mitigate the same.

7.6 No knowledge relating to any Warrantor (constructive or imputed) will prevent or limit a claim made by the Fund for breach of a Warranty. The Warrantors may not invoke the Fund's and/or the Manager's constructive or imputed knowledge of facts which might make a Warranty untrue, inaccurate, incomplete or misleading as a defence to a claim for breach of a Warranty.

7.7 If Ryan Ellis Maughan, Christopher Stanford Baylis and Ronald Scott have made due and careful enquiry of each other and of each other Existing Director in relation to the matters to which each Warranty relates, they shall not be liable in respect of any breach of Warranty save in the case of fraud, dishonesty or wilful concealment by them provided that this clause 7.7 shall not limit the liability of the Company in respect of any breach of Warranty.

7.8 Each of the Fund and Liberty may separately make a claim under the Warranties or otherwise under this Agreement (a "Claim") save to the extent expressly provided otherwise but provided that should they do so, they shall notify the other in writing of the Claim (and provide reasonable details of the Claim) at least 15 Business Days before bringing the Claim.

8 **Covenants and Undertakings**

8.1 The Company and the Existing Directors (in the case of the Existing Directors to the extent of their powers as Directors (if in office at the time) and, if relevant, as Shareholders) undertake to the Fund and the Manager and Liberty (but only to the Fund in the case of clause 8.1.1) that it shall:

8.1.1 upon reasonable prior notice, and at reasonable times, permit such persons as may be designated by EIB, ONE, the Department of Communities and Local Government, the European Court of Auditors, the European Commission Auditors, the National Audit Office or Government Office for the North East (including their respective auditors and/or any of

their respective successors) to visit the sites, installations or works of any Group Company and to conduct such checks as may, in their absolute discretion, be reasonably required in order to ascertain the Fund's and its investor's compliance with their respective contractual obligations to EIB, ONE and ERDF in connection with the Fund;

8.1.2 insure with a reputable insurance office and keep so insured at all times each member of the Group against appropriate risks (including director's and officers' liability insurance) to the extent and in accordance with good commercial practice and as recommended by the Group's insurance brokers (who shall review such policies at least once in each calendar year);

8.1.3 maintain proper, usual and up-to-date accounting and financial records and systems in relation to each member of the Group implementing the reasonable requests and specifications made from time to time by the Fund and Liberty;

8.1.4 maintain the "key man" life assurance policy entered into in respect of Ryan Ellis Maughan in the amount set out in Part A of Schedule 1 or in respect of such other lives of senior employees of the Group as reasonably required by the Fund and Liberty (but so that the total amount of cover in place from time to time shall not exceed £250,000 unless a majority of the Directors agree otherwise) for so long as the insured remain full time employees of any Group Company and not assign such "keyman" life assurance policies to any third party other than any Group Company or the Fund or Liberty at the direction of the Fund and Liberty;

8.1.5 use reasonable endeavours to carry into effect the Business Plan and the Budgets as from time to time amended with the approval of the Fund and Liberty;

8.1.6 at the request of the Fund and (except in the case of the Contracts) Liberty, enforce all the Company's rights (or such of its rights as the Fund and (except in the case of the Contracts) Liberty directs) under this Agreement, the Contracts and the Service Agreements and will not, without the consent of the Fund and (except in the case of the Contracts) Liberty, release, compound or compromise any liability to any Group Company by any party under the above mentioned agreements or give time or indulgence to any such party.

8.2 The Company shall, and each of the Existing Directors will use his reasonable endeavours to, procure that meetings of the board of directors of each Group Company are held at least ten times in any calendar year (at regular intervals) unless otherwise agreed by the Fund and Liberty. The Company shall send to the directors of each Group Company:

8.2.1 not less than 10 Business days' prior notice (or such shorter period as the Fund and Liberty shall agree) of any meeting of any board or committee to

which such directors are appointed, such notice to include an agenda of the business to be transacted at such meeting;

8.2.2 not less than 5 Business Days prior to any meeting of any board or committee to which such directors are appointed, all papers to be presented to the meeting; and

8.2.3 as soon as practicable after each meeting, a copy of the draft minutes of the meeting.

8.3 The Company and the Existing Directors (in the case of the Existing Directors to the extent of their powers as Directors (if in office at the time) and, if relevant, as Shareholders) shall procure that no Group Company shall:

8.3.1 carry on any business in any Excluded Sector or State Aid Restricted Sector.

8.3.2 relocate its registered office or principal operations outside of the North East Region of England, comprising Northumberland, Tyne and Wear, Durham and Tees Valley ("the North East Region of England").

8.3.3 use the loan made available pursuant to the terms of this Agreement for export related activities and/or as replacement capital for investors or lenders and/or to undertake an expansion capital in a non assisted area within the North East Region of England.

8.4 The Existing Directors and the Shareholder agree to procure that each Group Company shall (at the relevant Group Company or Company's cost) own or license (upon terms satisfactory to the Fund and Liberty) all Intellectual Property Rights relating to its products and business and to the extent that such Intellectual Property Rights are not owned by or licensed to the relevant Group Company at the date hereof, will procure the transfer or license (upon terms satisfactory to the Fund and Liberty) to such Group Company forthwith of any such rights. The Existing Directors and the Shareholder agree to procure that all Intellectual Property arising out of future work done for each Group Company by any shareholder, director, employee, consultant or sub-contractor of the relevant Group Company shall be the property of the relevant Group Company unless the Fund and Liberty otherwise agree and the Company, the Existing Directors and the Shareholder agree to use their best endeavours to procure assignment of the same to the relevant Group Company (at that company's cost) to the extent that such Group Company does not own the same.

8.5 The Company shall not raise any further finance without first offering to the Fund in writing the right to participate in such fundraising, through any fund(s) in which the Fund or the Manager or North East Finance (Holdco) Limited (or any successor to North East Finance (Holdco) Limited) may have an interest (whether direct or indirect), up to the maximum extent permitted under the terms of such fund(s) on terms no less favourable than those made available to any other potential investor; and shall provide the Fund with at least 30 Business Days to consider the terms of any such offer of participation. Provided that nothing in this Agreement shall create any obligation on the Fund or a fund in which the Fund or the Manager or North East

Finance (Holdco) Limited (or any successor to North East Finance (Holdco) Limited) has an interest (direct or indirect) to provide any funding to the Company.

9 **Financial and Other Information**

9.1 The Company shall supply and the Existing Directors shall procure that the Company shall supply (in the case of the Existing Directors to the extent of their powers as Directors (if in office at the time) and, if relevant, as Shareholders) the Manager and the Fund and Liberty with the following information:

9.1.1 the consolidated audited annual accounts of the Group for each financial year as soon as practicable, and at the latest four months after the end of that financial year;

9.1.2 no later than one month before the start of each financial year, in form and substance satisfactory to the Fund and Liberty the draft Budget for the next year including an annual forecast for approval by the Fund and Liberty;

9.1.3 monthly consolidated management accounts of the Group, within twenty one days of the month end, in a form approved by the Manager, consisting of a balance sheet, profit and loss account, cash flow statement and cash flow forecast for the following three months;

9.1.4 such other financial or other information relating to the Group as the Investors and/or the Manager may reasonably request from time to time including (without limitation) any information that is requested by the Manger from the Company from time to time which is necessary for the Manager and/or the Fund to comply with the Fund's disclosure and reporting obligations to its funders;

9.1.5 written details of any offer or approach by a third party to purchase, or invest (whether by way of debt, equity or otherwise) in, the Company or any part of its business or in any other member of the Group;

9.1.6 as soon as they are available, full details of any actual or prospective material change in the financial position, circumstances or prospects of the business of any member of the Group;

9.1.7 promptly upon becoming aware of them, the details of any litigation, arbitration, administrative proceedings or investigations which are current, threatened or pending against any member of the Group and if required, details of all such proceedings shall be provided;

9.1.8 notice of any fact, matter or circumstance which constitutes a breach of (or which has been alleged to, or would with the lapse of time, constitute a breach of):-

9.1.8.1 any obligation of the Company or an Existing Director or the Shareholder under this Agreement (including the Warranties);

9.1.8.2 the Articles;

9.1.8.3 a Service Agreement; or

9.1.8.4 the Contracts

9.1.9 as soon as reasonably practicable (and in any event within two Business Days) following an Existing Director or the Shareholder or the Company becoming aware of any event that is likely to constitute a breach

9.2 If any of the information required pursuant to Clause 9.1 is not provided in accordance with Clause 9.1 the Manager is authorised to instruct the Company's auditor to produce them and the Manager may recover the costs from the Company.

9.3 The Investors and the Manager or any of their respective representatives shall be entitled during the Group's normal hours of business to inspect and take copies of the books of account and all other records and documents of the Group on giving not less than forty-eight hours' written notice to the Company.

10 **Consent Requirements**

The Company, the Existing Directors and the Shareholder agree to procure that none of the matters set out in Schedule 6, unless required by this Agreement, shall be carried out without the prior written consent of the Fund and Liberty.

11 **Director/Observer**

11.1 Each Investor and each January Investor shall be entitled from time to time to:-

11.1.1 appoint any person as a director of the Company;

11.1.2 remove from office any person so appointed; and

11.1.3 appoint another person in his place.

such person being an "Investor Director".

11.2 On request by an Investor or January Investor their Investor Director shall also be:-

11.2.1 appointed as a director and/or chairman of any other member of the Group; and/or

11.2.2 be appointed to all committees of the board of directors of any Group Company.

11.3 Each Investor and January Investor shall, in addition to the right to appoint an Investor Director in accordance with this clause 11, be entitled to appoint one person to attend all meetings of the directors of the Company and/or each other Group Company as an observer (the "Observer") by notice in writing to the board of directors of the Company. Any person so appointed shall be given (at the same time as the directors of the Company or relevant Group Company) notice of all meetings of the directors of the Company and, where appropriate, each other Group Company and all agendas, written materials, minutes and other papers and/or information relating to such meetings. An Observer shall be entitled to attend any and all such meetings and to speak and place items on the agenda for discussion provided that an

Observer shall not be entitled in any circumstances to vote or be counted in quorum. An Investor or January Investor may remove an Observer appointed by it and appoint another person in his place by notice in writing to the board of directors of the relevant Group Company.

11.4 Each Investor Director or any Observer appointed pursuant to this Agreement is authorised to disclose all information available to them as directors or as observer of the Company or any other Group Company to the Investor or January Investor which appointed them and, in addition, in the case of the Fund's Investment Director and Observer, to the Manager and to any potential assignee of the benefit of this Agreement or to such other persons to whom they are obliged by operation of law, regulations or any other obligation (including, in the case of the Fund and the Manager, obligations to provide information to One, EIB and/or ERDF under the Freedom of Information legislation) to disclose such information.

11.5 Where an Investor Director appointed by the Fund is not an employee of the Manager the remuneration and expenses to be paid to such Investor Director shall be paid by the Company. The remuneration shall be the sum which is agreed between him and the Company, or failing agreement, a reasonable sum fixed by the Directors, which in any event shall be a sum of not more than £10,000 per annum, Index Linked.

11.6 An Investor Director appointed by Liberty shall not be entitled to receive any remuneration or expenses from the Company unless otherwise expressly agreed in writing with the Company and with the prior written consent of the Fund and the January Investors.

12 Reporting Obligations

12.1 The Company shall prepare and send (or submit via an online database) to the Manager a duly completed questionnaire, in any form circulated by the Manager to the Company or in such other form and including such information as is and at such times as are required by the Manager.

12.2 In order to enable the Fund and the Manager to comply with their reporting obligations to the Fund's funders, the Company agrees, within 5 Business Days of being requested, to provide to the Manager such information as the Fund may require in order to properly report to the Fund's funders on the investment into the Company, including but not limited to:

12.2.1 copies of its equality, diversity and environmental policies and any changes to such policies.

12.2.2 details of previous / additional public sector investment in the project;

12.2.3 the nature of activities undertaken by each Group Company;

12.2.4 the activity funded by the investment made by the Fund pursuant to the terms of this Agreement;

12.2.5 expectations from the investment made by the Fund including the provision of baseline data e.g. anticipated increase in: Intellectual Property Rights,

capital expenditure, export activity, Research and Development activity undertaken, increase in jobs, increase in turnover, profitability new contracts, joint-ventures; and

12.2.6 details of marketing/publicity activities undertaken.

12.3 The Company, the Existing Directors and the Shareholder agree that, notwithstanding that an Exit has occurred and/or there has been a share transfer pursuant to the Option Agreement and/or there has been a prepayment or repayment in full of the Principal Sum (whether by way of conversion or otherwise), the Company will continue to provide to the Manager (or, at the direction of the Manager, North East Finance (Holdco) Limited) such reporting questionnaires required by the Fund and/or the Manager and comply with the reporting obligations set out in this clause 12 until the Manager confirms otherwise.

13 **Exit**

13.1 It is the parties intention to effect an Exit as soon as practicable and in any event within 5 years of the date of the date of this Agreement. The Company, the Existing Directors and the Shareholder agree to keep the Investors and the Manager informed of all and any developments which might lead to an Exit. The Company, the Existing Directors and the Shareholder agree that no Exit will take place without the consent of the Fund and Liberty.

13.2 Each party acknowledges and agrees that in connection with any Exit the Fund and Liberty shall not be obliged to give warranties or indemnities (except a warranty as to title to any shares held by the Fund).

13.3 If an Exit is not achieved by the fifth anniversary of the date of this Agreement then the Company shall if required by the Fund and Liberty, at the Company's expense, appoint a professional adviser to report on exit opportunities and strategy and copies of such reports shall be made available to the Fund and Liberty (at the Company's cost). The Existing Directors and the Shareholder agree to comply with the recommendations contained in such report.

13.4 It is hereby agreed that, on a Listing, the Existing Directors and the Shareholder shall to the extent required by:

13.4.1 the Listing Rules; or

13.4.2 any equivalent requirements of any other recognised investment exchange (as defined in the Financial Services and Markets Act 2000),

retain such number of their shares in the Company held at the time of the Listing for such period after the Listing as is required by the Listing Rules or the rules and requirements of the relevant recognised investment exchange and have regard to the recommendation of the Company's brokers on a Listing in determining their respective sale of shares upon the Company's Listing and shall make such determination with a view to ensuring the success of the Listing.

13.5 If the Fund or Liberty exits frόm its investment by way of Listing then they will not be required to appoint any other party to act as their agent and the Existing Directors

and the Shareholder shall ensure (as far as they are able as Directors or shareholders) that the Fund and/or Liberty (as the case may be) has the opportunity to participate on the same terms as they do in an offer for sale or placing connected with the Listing.

14 **Non Compete**

14.1 Each of the Existing Directors (other than Christopher Scott Thompson and Howard Forrest) ("the Covenantors") covenants with the Investors and the January Investors, and as a separate undertaking with the Company that, except with the written consent of the Fund and the January Investors :

14.1.1 for a period commencing on the date hereof and expiring on the date twelve months after the date on which he ceases to be a director, shareholder, consultant or employee of the relevant Group Company, whichever is the later (hereinafter referred to as the "Termination Date") he will not on his behalf or on behalf of any person, firm, company or other organisation, directly or indirectly:

14.1.1.1 carry on, or be engaged, concerned or interested in any business which is similar to or competes with any business being carried on by any Group Company at the Termination Date and with which the Covenantor was involved to a material extent any time during the 12 months prior to the Termination Date;

14.1.1.2 interfere with, tender for, canvass, solicit or endeavour to entice away from any Group Company the business of any person who at the Termination Date or during the period of 12 months prior to the Termination Date was, to his knowledge, a customer, client or agent of or supplier to or who had dealings with any Group Company and with whom he had personal dealings at the Termination Date or in the 12 months prior to the Termination Date;

14.1.1.3 supply any product, carry out or undertake or provide any service similar to those with which he was concerned to a material extent during the period of 12 months prior to the Termination Date to or for any person who, at the Termination Date or during the period of 12 months prior to Termination Date was a customer, client or agent of or supplier to or was in the habit of dealing with any Group Company and with whom the Covenantor had personal dealings in the 6 months prior to the Termination Date;

14.1.1.4 be employed by, or enter into partnership with, employ or attempt to employ or negotiate or arrange the employment or engagement by any other person, of any person who to his knowledge was, at the Termination Date or within 12 months prior to the Termination Date had been, a senior

employee employed in a skilled or managerial capacity of any Group Company and with whom he had personal dealings during that period;

14.1.1.5 solicit, interfere with, tender for or endeavour to entice away from any Group Company any contract, project or business, or the renewal of any of them carried on by any Group Company which is currently in progress at the Termination Date or which was in the process of negotiation at that date and in respect of which the Covenantor had contact with any customer, client or agent of or supplier to any Group Company at any time during the period of 12 months prior to the Termination Date.

14.1.2 at any time (whether before or after the Termination Date), except in the course of his duties as an employee, consultant or officer of any Group Company use or disclose to any person except as required by law any confidential information and/or proprietary technology concerning the business, customers or financial or other affairs of any Group Company and shall make reasonable endeavours to prevent the use or disclosure of such confidential information;

14.2 Each of the Covenantors, having regard to all the circumstances and having had the opportunity to take independent legal advice, agrees that the undertakings contained in this clause 14 are reasonable and necessary for the protection of the legitimate interests of the Investors and the Company and each such person agrees that having regard to that fact those undertakings do not bear harshly on him or her.

14.3 While the above undertakings are considered to be reasonable it is agreed that if any such undertakings shall be determined by a court of law to go beyond what is reasonable for the protection of the interests of the Investors and the Company but would be reasonable if part or parts were deleted or modified, the relevant undertaking or undertakings shall apply with such deletion and/or modification as may be necessary to make it or them valid and effective. Each restriction shall be read and construed independently of the other restrictions so that if one or more are found to be void or unenforceable as an unreasonable restraint of trade or for any other reason the remaining restrictions shall not be affected.

15 **Fees, Costs and Expenses**

15.1 The Company shall pay a fee of £7,250 plus VAT to the Manager or such other person as the Manager shall nominate on the date of this Agreement.

15.2 The Company shall forthwith on demand pay to the Fund and/or the Manager:

15.2.1 all properly incurred expenses (including legal and other professional fees) incurred by the Fund and/or the Manager and all amounts certified by the Fund and/or the Manager as being their respective internal administrative costs each in connection with:

15.2.1.1 the negotiation, preparation and execution of the Finance Documents and the other documents referred to in them;

15.2.1.2 the undertaking of any due diligence; and

15.2.1.3 any amendment, extension, waiver, consent or suspension of rights (or any proposal for any of the foregoing) relating to a Finance Document or a document referred to in any Finance Document; and

15.2.2 all properly incurred expenses (including legal and other professional fees) incurred by the Fund and/or the Manager in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, or the monitoring of the provisions of, any Finance Document.

15.3 All fees and expenses referred to in this clause 15 are expressed exclusive of any value added tax. If any VAT is chargeable, it shall be paid by the Company at the same time as it pays the relevant fee or expense or if later, upon the demand of the Investors.

15.4 The Company will indemnify (and keep indemnified) the Fund and/or the Manager on written demand against any loss or expense, including properly incurred legal fees, which the Fund and/or the Manager sustains or incurs:

15.4.1 because of a default by any Group Company of any obligation assumed by it under any Finance Document;

15.4.2 as a consequence of the occurrence any circumstance or event referred to in clause 3.

15.5 The Manager may (in its absolute discretion) charge:

15.5.1 for the non delivery of the information required in accordance with clause 9 a charge of £25 for each document not delivered with a further charge of £25 applying on a monthly basis until the information has been provided; and

15.5.2 £25 for each default occurring under clause 3.1.1;

with such charges being subject to change at the absolute discretion of the Manager and by the Manager providing written notification of the same to the Company such fee being reflective of the administration charges arising for the Manager as a consequence of each such default by the Company.

15.6 The Company will discharge its own legal and professional fees to a maximum amount of £9,500 plus VAT and disbursements in relation to the investment by the Investors pursuant to the terms of this Agreement and the Existing Directors and the Shareholder hereby agree to jointly and severally indemnify the Company in respect of legal and professional fees in excess of this amount.

16 Additionality

16.1 The Company hereby confirms that the development of the business of the Group as set out in the Business Plan which is funded by the Principal Sum being made available pursuant to this Agreement would:-

16.1.1 not have proceeded without the Fund's investment; or

16.1.2 have gone ahead but in a smaller scale or at an inferior level; or

16.1.3 go ahead but on a longer timescale.

17 Announcements and Acknowledgement

17.1 No public announcement or communication concerning this Agreement (or the transactions the subject of it) shall be made or despatched by or on behalf of any party hereto (and the Company shall procure that none of the same shall be made or despatched by or on behalf of any Group Company) without the prior written agreement of the Investors and the Company. For the avoidance of doubt, no such consent shall be required for the making of any announcement or communication relating to this Agreement or the Group by an Investor to the persons investing in that Investor, any client of that Investor or any other party to whom that Investor reports in the form in which such Investor reports to its investors or clients or such other third party.

17.2 Save as set out above and provided by this Agreement and save as required by law, regulation or a regulatory body or any other obligation to which an Investor is subject, the parties to this Agreement shall keep confidential all information or know-how of a secret or confidential nature relating to any business of the Group.

17.3 The Company acknowledges that it has received funding from ERDF, EIB and ONE by way of the investment made available by the Fund pursuant to the terms of this Agreement and agrees to publicise their involvement in supporting the Company.

18 Business Support

The Company shall maximise the use of business support organisations and programmes, including, without limitation, Business Link and other appropriate business support programmes.

19 Freedom of Information and Disclosure

19.1 The Company acknowledges that the Fund, its funders and the Manger are subject to obligations under the Freedom of Information Act 2000 and the Environmental Information Regulations 2004 and that all information disclosed to the Fund and/or the Manager may need to be disclosed by the Fund and/or Manager in response to a request under the Freedom of Information Act 2000 or the Environmental Information Regulations 2004 and agrees to the Fund, its funder and/or the Manager making any such disclosure save where the exemptions from disclosure in relation to confidential or commercially sensitive information under the Freedom of Information Act 2000 may apply in which case the Fund and the Manager shall consult with the Company

and take account of its reasonable representations before disclosure of the relevant information.

19.2 The Company authorises the Fund and/or the Manager to disclose any information relating to any Group Company and/or its business and assets to: -

19.2.1 any manager or adviser to or participant or investor or prospective investor in a fund;

19.2.2 any person to whom they are obliged to provide any such information (including, without limitation, the Fund's requirements to provide information to any investor in the Fund, ONE, EIB, the Department for Communities and Local Government and European Union (and any such persons shall be entitled to similarly disclose such information));

19.2.3 any of their professional advisers;

19.2.4 any person to whom it proposes to assign or transfer all or any of its rights and obligations under any Finance Document;

19.2.5 any person to whom, and to the extent, that, information is required to be disclosed by an applicable law or regulation.

20 **Transfer of Shares**

20.1 No transfer of Shares, or any interest in Shares, may be made except pursuant to this Agreement and the Articles.

20.2 Each Existing Director hereby undertakes not to grant any Encumbrance over, or purport to deal in or to transfer any interest in any Shares to any person without the written consent of the Fund.

20.3 The Company undertakes that no person shall be registered as a holder of Shares unless he has executed and delivered to the Company, on its own behalf and on behalf of the other parties to this Agreement, a Deed of Adherence agreeing to be bound by this Agreement in his capacity as an Existing Director, Shareholder or an Investor (as appropriate).

20.4 A person who has entered into a Deed of Adherence pursuant to this Agreement shall have the benefit of and be subject to the burden (save that a person designated as an Existing Director in the Deed of Adherence shall not be deemed to have given the Warranties) of all the provisions of this Agreement as if he is a party to this Agreement in the capacity designated in the Deed of Adherence and this Agreement shall be interpreted accordingly. Nothing in this provision shall be construed as requiring any party to perform again any obligation or discharge again any liability already performed or discharged or entitle any party to receive again any benefit already enjoyed.

21 **Obligations**

21.1 Each party to this Agreement irrevocably waives any pre-emption right it may have on the issue of the Shares pursuant to the terms of this Agreement.

21.2 Each of the Existing Directors shall, so long as he remains a Director and/or shareholder and/or employee of any Group Company, use reasonable endeavours to procure full and prompt performance by the Company of its obligations under this Agreement.

21.3 Each Existing Director and the Shareholder hereby irrevocably and unconditionally undertakes to and covenants with the Company and the Investors that he or it will if so requested promptly and without delay consent to the holding at short notice of meetings of shareholders of the Company (or of any meeting of the holders of any class of Shares) provided such notice shall not be less than 3 Business Days.

21.4 Each Existing Director irrevocably waives any claim against any Group Company, its agents or employees which are outstanding at the date of this Agreement other than claims for arrears of salary and/or other emoluments and/or for the reimbursement of expenses reasonably and properly incurred.

21.5 Each Existing Director hereby severally indemnifies and will keep the Group indemnified in respect of any income tax or employee's national insurance contributions for which the Group is liable to account to HM Revenue & Customs and for which it would not have been liable to account but for that Existing Director subscribing for or having any interest in any shares in any Group Company (save to the extent that the Group has already recovered from such income tax or employee's national insurance contributions from that Existing Director by deduction under the PAYE system).

22 **Existing Loans**

22.1 The Fund and the Existing Directors and the Shareholder agree, and the Company acknowledges, for itself and for each Group Company, that the Investor Debt shall rank for all purposes and at all time ahead of the Existing Debt.

22.2 So long as the Investor Debt is outstanding, the Company shall not and it shall procure that no Group Company shall:

22.2.1 pay, repay, prepay redeem, otherwise discharge or release or make any distribution in respect of any of the Existing Debt in cash or in kind except by way of a Permitted Payment; or

22.2.2 buy or acquire any of the Existing Debt; or

22.2.3 exercise any right of set-off against the Existing Debt; or

22.2.4 make a loan or provide credit or otherwise provide any financial support (other than, in the case of the Existing Directors, normal contractual employment related income or benefits pursuant to their service agreements or the reimbursement of properly incurred expenses in relation to their service with the Group) to any of the Existing Directors and/or the Shareholder; or

22.2.5 create, or allow to exist, any security interest over any of its assets for, or any guarantee for or in respect of, any of the Existing Debt or in respect of

a loan or credit provided to the Existing Directors and/or the Shareholder by another person; or

22.2.6 take or omit to take any action whereby the ranking and/or subordination arrangements provided for herein in relation to the Existing Debt or any part thereof may be impaired or adversely affected.

22.3 The Existing Directors and the Shareholder severally covenant with the Fund that, so long as the Investor Debt is outstanding, they shall not:

22.3.1 demand, take, accept or receive any payment, repayment or prepayment or distribution in respect, or on account of, the Existing Debt in cash or in kind, or apply any money or property in discharge of the Existing Debt other than by way of a Permitted Payment; or

22.3.2 allow to exist or receive any security interest, or receive any guarantee, from any Group Company or from any Director or any Connected Person of any Director or from any other Existing Director or the Shareholder or any Connected Person of any other Existing Director or the Shareholder in respect of the Existing Debt; or

22.3.3 sell, transfer or otherwise dispose of any of the Existing Debt unless such purchaser or transferee of any of the Existing Debt enters into a deed of accession to this Agreement in form and substance satisfactory to the Fund at or prior to completion of such sale or transfer; or

22.3.4 take, or omit to take, any action whereby the ranking and/or the subordination set out in this clause 22 is impaired or adversely effected.

22.4 Save as provided in clause 23.1, none of the Existing Directors or the Shareholder shall claim any right of set-off, abatement or any other extinction or reduction in respect of any liability which he or it has to the Company.

22.5 The Existing Directors, the Shareholder and the Company agree and the Company agrees to procure on behalf of each Group Company that the terms governing the Existing Debt shall not be amended without the prior written consent of the Fund.

22.6 Other than in relation to a Permitted Payment, none of the Existing Directors or the Shareholder shall make any arrangement which would place, or which aims to place, the Existing Directors or the Shareholder in a position similar to that in which he or it would be if:

22.6.1 he or it had received a payment in respect of the Existing Debt; or

22.6.2 the Existing Debt been secured by a security interest.

22.7 Any money (or other assets) received by the Existing Directors or the Shareholder in contravention of this Agreement shall be held in trust for, and paid or transferred to, the Fund for application towards the Investor Debt until the Investor Debt is irrevocably discharged. If for any reason, a trust in favour of, or a holding of property for, the Fund under this deed is invalid or unenforceable, the Existing Directors and the Shareholder shall pay and deliver to the Fund an amount equal to the payment,

receipt or recovery in cash or in kind (or its value, if in kind) which it would otherwise have been bound to hold in trust for, or as property of, the Fund.

22.8 The Existing Directors and the Shareholder shall not take any Enforcement Action involving any Group Company without the prior written consent of the Fund provided that this restriction shall not apply if:-

22.8.1 the Investor Debt has been irrevocably and unconditionally repaid; or

22.8.2 the Fund has enforced the security conferred by the Debentures; or

22.8.3 a court makes a winding-up order or an order for the dissolution or liquidation of the Company or a liquidator or an administrator or equivalent is appointed to the Company, other than in any such case as a result of action taken by (or on behalf of) all or any of the Existing Directors or the Shareholder.

22.9 If an Insolvency Event occurs in respect of any Group Company whilst any Investor Debt remain outstanding then:-

22.9.1 the Existing Debt will be postponed and subordinated to the Investor Debt;

22.9.2 any payment or distribution of any kind or character and all and any rights in respect of such payment or distribution, whether in cash, securities or other property, which is payable or deliverable upon or with respect to all or part of the Existing Debt by a liquidator, administrator, administrative receiver or receiver (or equivalent) of any Group Company or its estate made or paid to or received by any of the Existing Directors or the Shareholder or to which any of the Existing Directors or the Shareholder are entitled, will be held in trust by its recipient for the Fund and will immediately be paid, transferred or assigned to the Fund for application toward the Investor Debt until the Investor Debt is repaid in full;

22.9.3 if the trust referred to in clause 22.9.2 above fails or cannot be given effect to, each Existing Director and the Shareholder (and any agent or trustee on their behalf) receiving any such payment or distribution will pay an amount equal to such payment or distribution to the Fund for application toward the Investor Debt until the Investor Debt is repaid in full.

22.10 Nothing in this clause 22 shall create, or be deemed to create, a security interest.

22.11 Notwithstanding the foregoing provisions of this clause 22, it is hereby agreed that such provisions do not affect or relate to that part of the Existing Debt which is owing to Jon Michael Aitchison.

23 <u>Permitted Payments</u>

23.1 The Company may and any relevant Group Company may, subject to clause 23.2 and provided a Stop Notice has not been issued by the Fund in accordance with clause 23.3 and provided that where a Stop Notice has been issued it has been withdrawn in accordance with clause 23.3:

23.1.1 make each scheduled individual payment of interest and all amounts relating to interest on the relevant due date according to the terms and conditions governing the Existing Debt; and

23.1.2 make each scheduled repayment of principal of the Existing Debt in accordance with the terms and conditions governing the Existing Debt.

23.2 The payments permitted by clause 23.1 may only be made:

23.2.1 if the Company has made all payments that have fallen due for payment of the Investor Debt under the terms of this Agreement and the Articles;

23.2.2 if the Company has demonstrated to the Fund (acting reasonably) that the Group is operating in all material respects in accordance with the Business Plan or any relevant Budget (as the same may be amended or varied in agreement with the Fund from time to time);

23.2.3 if no step has been taken for the winding up, dissolution, administration or reorganisation of any Group Company (other than a solvent winding up for the purposes of a voluntary reconstruction or amalgamation the terms of which have previously been approved by the Fund) or the appointment of a liquidator, receiver, administrator or other similar officer of any Group Company or any of its assets;

23.2.4 for so long as Barclays Bank plc has not demanded repayment of its facilities with Avid Technology Limited as a result of such Group Company entering into the relevant Debenture.

23.3 The Fund may at any time issue a notice in writing to the Company and the Existing Directors and the Shareholder if the Company is not in compliance with any of the requirements set out in clause 23.2 above (and in relation to clause 23.2.2 a Stop Notice shall only be issued if it is reasonable for the Fund to do so having regard to the nature of the breach). Any failure to provide such notice shall not affect the provisions of clause 23.2. Where a Stop Notice has been issued because of a failure by the Company or the Group to satisfy the requirements of clause 23.2.2 or because Barclays Bank plc has issued a demand under clause 23.2.4, the Stop Notice shall be automatically withdrawn and cease to have effect with effect from the date the Company is able to satisfy the requirements of clause 23.2.2 or the date on which the indebtedness of Avid Technology Limited to Barclays Bank plc has been repaid or the demand withdrawn, in each case, as the case may be, and from the date of such withdrawal payments of the Existing Debt (including any arrears) may be made in accordance with clause 23.1.

23.4 The Existing Debt shall remain owing or due and payable from the Company and interest and default interest will accrue on missed payments in accordance with the terms and conditions relating to the Existing Debt, despite any term of this Agreement that might postpone, subordinate or prevent payment of the Existing Debt.

23.5 No delay in exercising rights and remedies in respect of the Existing Debt because of any term of this Agreement postponing, restricting or preventing such exercise shall operate as a waiver of any of those rights and remedies.

23.6 The Company shall procure that any relevant Group Company (whilst it remains a Group Company) complies with the provisions of this clause 23.

24 Notices

24.1 Any demand, notice or other communication given or made under or in connection with this Agreement will be in writing and shall be delivered personally or sent by pre-paid first class post or recorded delivery to the relevant party at the address for that party specified in this Agreement or to such other address as that party may notify to the others, in accordance with the provisions of this clause.

24.2 Any such demand, notice or other communication will, if otherwise given or made in accordance with this clause 24 shall be deemed to have been duly given or made as follows:

24.2.1 if sent by prepaid first class post or recorded delivery, on the second Business Day after the date of posting; or

24.2.2 if delivered by hand, upon delivery at the address stated in this Agreement or any other address subsequently notified in writing to the other parties.

25 The Manager

25.1 The Company acknowledges that any consent or agreement to be given by, or the exercise of any of the rights of, the Fund may be given by the Manager on the Fund's behalf and the parties to this Agreement are entitled to rely, without enquiry, that any consent, approval or permission given by the Manager has been given on behalf of the Fund.

26 State Aid

26.1 Notwithstanding any other provision of this Agreement, if required as a result of a decision of the Commission of the European Union or as a result of any obligation under European Community law relating to the provision of state aid by member states, the Fund may at any time withhold payment of and/or require repayment of any or all of the financial assistance provided to the Company under this Agreement together with interest from the date on which the financial assistance was paid and the Company shall on demand repay to the Fund (as demanded) such financial assistance and interest.

27 Termination

27.1 This Agreement shall automatically lapse and cease to have effect and no party shall have any accrued rights or obligations hereunder (save in respect of any accrued rights and obligations prior to such date or any antecedent breach) on an Exit.

27.2 In relation to any party, that party will cease to have any rights or obligations hereunder (save in respect of any accrued rights and obligations prior to such date or any antecedent breach and save in respect of Clauses 17.1 and 17.2 and, in respect

of any Existing Director, save in respect of the provisions of Clause 14) on the completion by that party of a transfer of Shares in accordance with the provisions of this Agreement and/or the provisions of the Articles such that the party no longer holds any Shares.

28 **General**

28.1 This Agreement will be binding on and will endure for the benefit of each party's successors and permitted assigns (as the case may be).

28.2 Failure or delay by any party in exercising any right or remedy under this Agreement will not in any circumstances operate as a waiver of it, nor will any single or partial exercise of any right or remedy in any circumstances preclude any other or further exercise of it or the exercise of any other right or remedy.

28.3 Any waiver of any breach of, or any default under, any of the terms of this Agreement will not be deemed a waiver of any subsequent breach or default and will in no way affect the other terms of this Agreement.

28.4 The rights, powers and remedies expressly provided for by this Agreement will not exclude any rights, powers or remedies provided by law.

28.5 This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, each of which when so executed and delivered will be an original, but all the counterparts will together constitute one and the same agreement.

28.6 The formation, existence, construction, performance, validity and all aspects whatsoever of this Agreement or of any term of this Agreement shall be governed by English law. The English courts shall have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

28.7 A person who is not a party to this Agreement shall have no right under the Contract (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

28.8 If any provision of this Agreement shall be found by any Court or administrative body of competent jurisdiction to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of such provision in any other jurisdiction nor shall it affect the other provisions of this Agreement which shall remain in full force and effect.

28.9 Nothing in this Agreement shall be construed as ceasing a partnership between the parties.

28.10 In the event of any inconsistency between any provisions of this Agreement and the Articles, this Agreement shall prevail.

28.11 Nothing contained in this Agreement shall be deemed to constitute an amendment to the Articles or any previous articles of association of the Company.

29 **January Investment Agreement**

29.1 The parties to this Agreement who are also parties to the January Investment Agreement agree that the January Investment Agreement be and it is hereby

terminated with effect from the date of this Agreement and that all claims any party to the January Investment Agreement may have against any other party thereto are hereby fully and unconditionally released, including any claim for any prior breach of the January Investment Agreement.

30 **Conditions Subsequent**

30.1 The Existing Directors, the Shareholders and the Company covenant to the Fund and Liberty that the existing keyman life assurance in respect of Ryan Ellis Maughan in the sum of £250,000 shall be assigned to the Company on terms satisfactory to the Fund and Liberty within 90 days of Completion.

30.2 The Company shall procure that within 30 days of Completion, Ian Hobday and Barry Shrier each provide to the Fund, to the satisfaction of the Fund, a recent utility bill or a certified copy thereof to satisfy the Fund's money laundering prevention requirements.

31 **Acknowledgement**

31.1 The Company hereby agrees with Liberty that insofar as the terms of the agreement dated 30th November 2010 between the Company, Liberty and Avid Vehicles Limited require the terms on which Liberty is investing in the Company under this Agreement to be pari passu with the terms on which the Fund is investing in the Company under this Agreement, Liberty shall not be in breach of that 30th November agreement as a result of the fact that the terms on which Liberty is investing in the Company under this Agreement may not be pari passu with the terms on which the Fund is investing in the Company under this Agreement and the Company shall have no claim against Liberty in connection with any such breach and shall procure that Avid Vehicles Limited abides by the terms of this clause, for so long as it is a Group Company.

Schedule 1

Part A: The Existing Directors Names and Addresses

(1) Names and Addresses	(2) Amount of Keyman Insurance
Ryan Ellis Maughan 13 Waterford Crescent Whitley Bay North Tyneside United Kingdom NE26 2EA	£250,000
Ronald Scott 1 Bluebell Leadgate Consett DH8 7GA	Nil
Christopher Stanford Baylis 8 Broadacres, Fourstones, Hexham, Northumberland NE47 5LW	Nil
Christopher Scott Thompson 98 Elmfield Road, Gosforth, Newcastle upon Tyne NE2 4BD	Nil
Howard Forrest Whitegates Cottage, Elvaston Park Road, Hexham, Northumberland NE46 2HT	Nil
Total	**£250,000**

Part B: The Investors' Names and Addresses

1. NEAF LP
   (registered number LP 13766) (the "Fund")
   34 Moor Crescent
   Gosforth
   Newcastle upon Tyne
   NE3 4AP

   acting by its general partner:

NE Angel GP Limited
(registered number 7039261)
34 Moor Crescent
Gosforth
Newcastle upon Tyne
NE3 4AP

2. Liberty Electric Cars Limited
(registered number 05994519) ("Liberty")
Magdalen Centre
Robert Robinson Avenue
The Oxford Science Park
Oxford
OX4 4GA

Part C: The Shareholder's Name and Address

The Trustees of The Express Holdings (Thompson) Limited Employer Finance Retirement Benefit Scheme for Christopher Scott Thompson of Express Group, 398A Princesway North, Team Valley Trading Estate, Gateshead NE11 0TU

Schedule 2 – Shareholdings Immediately Following Completion

(1) Name	(2) No. and Class of Shares	(3) Percentage of Equity
Christopher Stanford Baylis	238,300 Ordinary	14.02
Christopher Scott Thompson	259,549 Ordinary	15.27
Howard Forrest	26,900 Ordinary	1.58
The Trustees of the Express Holdings (Thompson) Limited Employer Financed Retirement Benefit Scheme for Christopher Scott Thompson	116,049 Ordinary	6.83
Ryan Ellis Maughan	320,400 Ordinary	18.85
Ronald Scott	240,100 Ordinary	14.13
The Fund	134,085 A Ordinary	7.89
Liberty	300,324 Convertible Ordinary	17.67
Liberty	63,729 A Ordinary	3.75
Total	**1,699,436**	**100%**

Schedule 3 - Conversion Notice

To: Avid Group Limited
(the "**Company**")

We are the Fund, as defined under an investment agreement relating, inter alia, to a convertible loan in a maximum principal amount of £100,000 dated • December 2010 ("the "**Agreement**").

Capitalised terms not defined herein bear the same meaning given to them in the Agreement.

We hereby give notice of our desire to exercise our Conversion Rights in respect of the Principal Sum in accordance with clause 4 of the Agreement.

We agree to accept all the fully paid Conversion Shares of the Company to be issued to us pursuant hereto subject to the Articles.

We desire all of such Conversion Shares to be registered in our name and hereby authorise the entry of our name in the register of members in respect thereof and the despatch of a certificate in respect of such Conversion Shares therefore by ordinary post at our risk to the address specified below.

Address:

Note: If this space is left blank the certificate will be sent to the principal place of business of the Fund.

Signed by
NEAF LP acting by **NE Angel GP Limited**, its General Partner,
acting by

....
Director

Schedule 4 - Conditions Precedent

1. Completed satisfactory due diligence conducted by the Manager or its advisers.

2. Receipt by the Fund of the Business Plan.

3. The Management Accounts being provided to the Fund.

4. Financial projections for three years, to include profit & loss, cash and balance sheet being provided to the Fund.

5. Evidence being provided to the Fund of the Company having established a satisfactory procedure for ongoing financial control, management and reporting each month.

6. Money laundering prevention documentation in respect of Liberty, each of the Existing Directors and the Shareholder to the satisfaction of the Fund.

7. The Company's environmental, health and safety, equal opportunities and disability policies/statements being satisfactory to the Fund.

8. The Written Resolution, having been duly passed.

9. Evidence satisfactory to the Fund that the loan being made available by the Fund pursuant to this Agreement does not breach any State Aid limits.

10. Evidence satisfactory to the Fund that the Company's principal place of business or a material part of its operations, people or trading is in the North East Region of England and being satisfied with the future location plans of the Company.

11. Evidence satisfactory to the Fund that the Company is not in arrears in relation to any payments due to HMRC or any sums payable by it.

12. A duly executed copy of each of the Debentures.

13. "Keyman" life assurance on the life of Ryan Ellis Maughan, in the amount of £250,000.

14. Evidence satisfactory to the Fund that Jon Michael Aitchison is no longer a director of any Group Company.

15. Each of the Group Companies (other than the Company) having entered into the Guarantee.

16. The Disclosure Letter having been signed.

17. The Option Agreement and the Contracts having been entered into.

18. A state aid declaration from the Company in a form satisfactory to the Fund having been made and delivered to the Fund.

19. A letter in a form approved by the Fund relating to Christopher Scott Thompson's service commitments to the Group having been signed and delivered to the Fund.

Schedule 5 - Warranties

Part 1

The Group

1. Each Group Company:

   1.1 is a limited liability company which is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation; and

   1.2 has the power to carry on its business as it is now being and will be conducted and to own its assets.

2. Each Group Company has full power to enter into and perform its obligations under the Finance Documents to which it is a party and no limitation on the powers of each Group Company to borrow and/or create security will be exceeded as a result of the execution and delivery of such Finance Documents and/or the making of the Loan pursuant to the terms of this Agreement.

Authorisations

3. All necessary corporate, shareholder and other action has been taken in order:

   3.1 to enable each Group Company to execute, deliver and perform its obligations under the Finance Documents to which it is a party and to carry out the transactions contemplated by such Finance Documents;

   3.2 to ensure that those obligations are valid, legally binding and enforceable; and

   3.3 to create the security constituted by the Debentures and to ensure that such security has the ranking specified therein.

The Finance Documents

4. Each Finance Document constitutes, or will when executed and delivered in accordance with its terms constitute, binding obligations of each Group Company in accordance with its terms.

5. The choice by each Group Company of the laws of England and Wales to govern each Finance Document (to the extent that the same are expressed to be governed by the laws of England and Wales) to which it is a party and the submission by the Company to the jurisdiction of the courts of England and Wales (to the extent that the Company so submits) are valid and binding.

6. The execution and delivery by each Group Company of, and the performance of each Group Company's obligations under, the Finance Documents do not and will not:

   6.1 conflict with or constitute a default under any provision of:

      6.1.1. any agreement or instrument to which any Group Company is a party;

      6.1.2. the articles of association of any Group Company;

6.1.3. any lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which any Group Company is bound; or

6.1.4. any law, regulation, order, directive or other provision applicable to any Group Company; or

6.1.5. result in the creation or imposition of any Encumbrance on any of the property or assets of any Group Company (save in accordance with the Finance Documents) and/or cause any amounts loaned to, or grants or other similar payments made to any Group Company, to become repayable before their stated due date of repayment and will not cause any loan, grant or similar facility to cease being available to any Group Company.

7. Save for any registrations of the Debentures with the Registrar of Companies pursuant to the Companies Act 2006 and, where required by the Fund, at the Land Registry, all returns and particulars, resolutions and other documents which a company is required by law to file with or deliver to the Registrar of Companies or any other organisation or authority have been duly filed or delivered in respect of each Group Company and were accurate and complete.

Assets and Encumbrances

8. No Encumbrance exists on or over any assets of any Group Company and each Group Company has not given any guarantee which is outstanding.

9. The assets of each Group Company comprise all the assets necessary for the continuation of its business as carried on from time to time and all of such assets are legally and beneficially owned by, or the subject of a valid lease or licence in favour of, the relevant Group Company.

Pari Passu Ranking

10. The obligations of each Group Company under the Finance Documents to which it is a party are, and will be, its direct and unconditional obligations ranking at least pari passu in right and priority of payment with all its other unsecured and unsubordinated obligations and liabilities, present or future, actual or contingent, except for those obligations mandatorily preferred by law applying to companies generally.

Event of Default

11. No Event of Default has occurred or so far as the Warrantors are aware is likely to result from the making of the Loan pursuant to the terms of this Agreement.

Conversion

12. The Company has full power and capacity to allot the Conversion Shares free from any Encumbrance or any claim to, or agreement to, grant any Encumbrance.

Part 2

Information

13. All written information, including but not limited to all written information provided in replies to the Investor's Questionnaire, which has been given by the Warrantors to the Fund or to the solicitors of the Fund in the course of the negotiations leading to this Agreement was when given and is at the date hereof true, complete and accurate and not misleading in any respect and all opinions in it are reasonable.

14. To the best of the knowledge, information and belief of the Warrantors there is no fact, matter or circumstance concerning the business or affairs of any Group Company which is or might reasonably be considered to be material for disclosure to the Fund which has not been disclosed to the Fund.

15. All factual information (other than the historic financial information) contained in the Business Plan is true and accurate in all material respects and not misleading in any material respect whether by inclusion or omission or otherwise.

16. In preparing the Business Plan, the Existing Directors have made all reasonable and diligent enquiries to ascertain, and have taken into account, all information which is, or could reasonably be expected to be, relevant to its preparation. Unless otherwise indicated, no such enquiries shall have involved the commissioning of any third party reports or enquiries.

17. The Business Plan has been honestly and diligently prepared and is based upon forecasts, assumptions and opinions which have been fully and carefully considered by the Existing Directors and which are honestly believed by the Existing Directors to be reasonable.

18. Without prejudice to paragraphs 15 to 17 above, the forecasts which comprise part of the Business Plan were and are now based on opinions that have been fully and carefully considered by the Existing Directors and which are reasonably and honestly held by the Existing Directors.

Share Capital, Constitutional Documents and Dividends

19. Immediately prior to the issue of Shares to the Investors, the particulars of each Group Company and its share capital as set out in schedule 7 are true and accurate. The Company has provided a true and complete copy of the articles of association of each Group Company to the Investors prior to the date of this Agreement.

20. The shares in the capital of each Group Company referred to in schedule 7 constitute the whole of the issued and allotted share capital of each Group Company and all of them are fully paid up.

21. No person is entitled to require any Group Company to issue or allot any shares, loan, capital debenture or security either now or at any future date.

22. No dividends or other distributions have been declared, made or paid or agreed to be declared, made or paid in respect of any Group Company's share capital since the date to which the Accounts were prepared.

23. The Company does not have any beneficial or other interest in any company, other partnership or other business organisation and does not control or take part in the management of any other company, partnership or other business organisation except for Avid Vehicles (Projects) Limited, Avid Technology Limited, Avid Electric Vehicles Limited, Avid Innovation Limited and Comesys Inc, each of which, other than Comesys Inc, is a wholly owned subsidiary of the Company (within the meaning of s1159 of the Companies Act 2006) and Comesys Inc. is 90% owned by the Company.

The Warrantors

24. There are no existing contracts, agreement or arrangements to which any Group Company is a party and in which the Shareholder and/or any of the Existing Directors and/or any person who is a Connected Person with them is interested (including any service agreement or agreement for services).

25. None of the Existing Directors (apart from any who are January Investors) are either alone or jointly with or as manager, adviser, consultant, agent or employee of any person directly or indirectly engaged in any business other than that of any Group Company.

26. None of the Existing Directors are concerned or interested in any way in any business competing with that carried on by any Group Company.

27. None of the Existing Directors or the Shareholder have ever been charged with or convicted of any criminal offence other than a road traffic offence (except one involving a custodial sentence, whether suspended or not) nor have bankruptcy or any analogous proceedings been brought or threatened in respect of any of the Existing Directors or the Shareholder and the Existing Directors and the Shareholder are not aware of any facts or matters which they believe might give rise to any such criminal or bankruptcy proceedings.

Current Trading

28. So far as the Warrantors are aware the entering into of this Agreement will not and will not be likely to affect the relationship between any Group Company and any of its customers or suppliers.

Accounts

29. The Accounts have been properly prepared in accordance with good accounting practice and in accordance with all material statutory requirements and the bases and policies of accounting adopted for the purposes of preparing the Accounts are the same as those adopted in preparing the unaudited accounts of the relevant Group Companies in respect of the three last preceding accounting reference periods. The profit and loss accounts shows a true and fair view of the profit and loss of each relevant Group Company for the financial period ending on the Accounts Date and the balance sheets show a true and fair view of the state of affairs of the relevant Group Company, as at the Accounts Date and of the results of the financial year then ended

30. In the Accounts for the two last preceding accounting reference periods, the fixed assets of each relevant Group Company have been depreciated in accordance with

the depreciation policy expressly stated in the Accounts.

31. The Accounts do not include any unusual, exceptional, non-recurring or extraordinary item of income or expenditure (save as expressly disclosed therein)

32. The Management Accounts give a fair and reasonable view of the financial position of each relevant Group Company as at the date to which they are prepared. Since such date, there has been no material adverse change in the financial or trading position of the Group.

Intellectual Property Rights

33. All the Intellectual Property Rights used by each Group Company are either licensed to or in the legal and beneficial ownership of each Group Company and no Group Company has agreed to grant any adverse liens, charges, rights, claims or other encumbrances whatsoever over the Intellectual Property Rights licensed, owned or used by each Group Company.

34. No Group Company has granted, or is obliged to grant, any licence to any third party in respect of the Intellectual Property Rights licensed, owned or used by each Group Company.

35. Full particulars of all licences granted to and by each Group Company in respect of any of the Intellectual Property Rights licensed, owned or used by each Group Company have been disclosed to the Investors prior to the date of this Agreement.

36. No Group Company has received any notification that any of the Intellectual Property Rights owned by any Group Company are the subject of any pending or threatened proceedings for opposition, cancellation, revocation or rectification or any similar proceedings anywhere in the world and so far as the Warrantors are aware there are no facts or matters which might give rise to any such proceedings and so far as the Warrantors are aware none of the Intellectual Property Rights owned by any Group Company is being or has been infringed or threatened by any third party.

37. Each Group Company has done nothing and knows of no fact or matter which may affect the subsistence, validity or enforceability of any of the Intellectual Property Rights owned by each Group Company.

38. All the Intellectual Property Rights owned by or licensed to each Group Company are so far as the Warrantors are aware valid, subsisting and enforceable.

39. No registrations have been made in respect of any of the Intellectual Property Rights owned by each Group Company.

40. Any of the Intellectual Property Rights which are owned by or have been owned by a third party, have so far as the Warrantors are aware have been validly licensed, granted or assigned (as the case may be) to each Group Company and so far as the Warrantors are aware each Group Company is entitled to use (without restriction) all Intellectual Property Rights necessary for the carrying on of its business.

41. The carrying on of its business by each Group Company does not so far as the Warrantors are aware infringe or conflict with any Intellectual Property Rights of any third party nor so far as the Warrantors are aware breach any obligation of confidence owed by any Group Company to any third party nor so far as the Warrantors are

aware give rise to any liability on the part of any Group Company to pay any royalty or any sum in the nature of a royalty (otherwise than pursuant to the terms of licences or assignments made in the ordinary course of business, full particulars of which have been disclosed to the Investors) nor so far as the Warrantors are aware lead to a liability to pay compensation pursuant to any applicable legislation.

42. None of the Intellectual Property Rights licensed, owned or used by each Group Company which are copyrights are so far as the Warrantors are aware subject to any claims arising under Section 77 or 80 of the Copyright, Designs and Patents Act 1988.

43. No Group Company nor any of its agents or employees, or officers have:

43.1 disclosed or permitted to be disclosed or agreed to disclose to any person any of its know how, trade secrets, confidential information, price lists, list of customers or suppliers; or

43.2 made or agreed to make any threat to bring proceedings for infringement of any Intellectual Property Rights licensed, owned or used by each Group Company, which are actionable by virtue of applicable legislation or case law.

Litigation

44. There is no litigation or dispute affecting any Group Company or so far as the Warrantors are aware any actual circumstances likely to lead to such litigation or dispute.

Employees

45. The Company has provided a true complete and accurate list of employees of each Group Company to the Investors including the particulars of the length of service, remuneration, notice period and age. There are no outstanding claims from any such employees (past or present) and so far as the Warrantors are aware no circumstances that could lead to a claim. There are no other employees of any Group Company other than those disclosed to the Investors.

Outstanding monies

46. The Warrantors have disclosed to the Investors all monies which are outstanding to any of the Existing Directors or the Shareholder as at the date of this Agreement be that by way of directors loan (in the case of the Existing Directors) or otherwise.

Products and Licences

47. No Group Company has manufactured, sold or supplied products which were or are or so far as the Warrantors are aware are likely to become faulty or defective, or which did or do not comply with warranties or representations expressly or impliedly made by it or all applicable laws, regulations, standards and requirements in respect thereof.

48. No Group Company has received notification that any products supplied by it are defective or unfit and so far as the Warrantors are aware there are no circumstances which exist which are likely to give rise to such a claim.

49. Each Group Company has all necessary licences, permits, certificates, consents, approvals, notifications, reports, assessments, registrations or authorisations ("Licences") required by law for the operation of each Group Company's business or their ownership, use, possession or occupation of any asset .

50. No Group Company is in breach of any of the terms and conditions of any Licence; all Licences are effective and there is nothing that might prejudice the continuation or renewal of a Licence on the same terms as currently held.

Fund Specifics

51. The Company:

51.1 has not received investment of more than €200k during the rolling three year period prior to the date of this Agreement, from any source, in accordance with the De Minimis Aid Block Exemption EC Regulation 1998/2006;

51.2 has its principal place of business or a material part of its operations, people or trading in the North East Region of England;

51.3 does not operate in any of the Excluded Sectors or the State Aid Restricted Sectors;

51.4 is not an Undertaking in Difficulty;

51.5 is a small to medium sized enterprise as defined by the following the General Block Exemption;

51.6 has not received any public funding

52. No Group Company is in arrears with any payment due to HMRC or any other public body, provided that if there is an agreed payment plan with the relevant body then provided the relevant Group Company is in compliance with it, the Group Company will be deemed in respect of that matter not to be in such arrears.

Part 3

1. Neither Liberty nor its officers or shareholders have any interest which could conflict with the business or affairs of the Company.

Schedule 6 - Matters Requiring Consent

1. Any alteration to any Group Company's articles of association; or

2. Any variation in any way (whether directly or indirectly) to the rights attached to any of the shares for the time being in the capital of any Group Company; or

3. Any variation in the issued share capital of any Group Company or the creation or the granting of any options or other rights to subscribe for, or convert into, or acquire shares in the capital of any Group Company; or

4. Any application by way of capitalisation of any sum in or towards paying up any share or loan capital of any Group Company (except as specifically provided for in this Agreement and/or the Articles); or

5. The reduction of any Group Company's share capital, share premium account, capital redemption reserve or any other reserve or of any uncalled liability in respect of partly paid shares; or

6. The entering into of a contract to purchase any of its shares by any Group Company; or the redemption or buying in of any Group Company's shares; or

7. Any declaration, making or payment of any distribution or other dividend or other payment out of the distributable profits of any Group Company, other than a wholly-owned subsidiary; or

8. Any increase or variation in the emoluments or other amendment to the terms of employment or engagement of or payments of any bonus to any Director (or similar officer) of the any Group Company other than is provided for in the Business Plan and/or the Budget; or

9. The appointment of any director (or similar officer) of any Group Company other than the appointment of Investor Directors in accordance with this Agreement and the Articles;

10. Any relocation outside of the North East Region of England of the Company's head office or its principal place of business; or

11. Any repayment of all or any loans outstanding to any of the Directors or their Connected Persons otherwise than in accordance with the terms of this Agreement; or

12. Making any loan to any Director or their Connected Persons; or

13. Make any material change in the nature of the business of any Group Company, commence any new business or invest in or acquire any new business or company; or

14. Unless the person concerned has had legal advice in writing that to honour this commitment would be a breach of his statutory duties to the relevant Group Company or under the Insolvency Act 1986 would or could render him personally liable for having failed so to act, the taking of any steps to wind up or dissolve any Group Company; or

15. Unless required by law, or in accordance with the Articles, or determined by the Directors (acting reasonably) to be in the best interests of the any Group Company, the taking of any steps to terminate the position of any Director either as an employee or officer any Group Company;

16. The application or taking of any action in relation to the proceeds of any keyman insurance policy which becomes payable to the Company;

17. The appointment or removal of auditors or accountants of any Group Company other than the re-appointment of an existing auditor or accountant;

18. The disposal (including the leasing to a third party) or acquisition by any Group Company in any financial year of:

18.1 a significant asset and for this purpose a significant asset shall be the equivalent of the value of assets which represent more than 1%, of the consolidated net assets of the Group at the time, as shown by the latest management accounts or 10%, whichever is the greater, and for the purpose of this paragraph all disposals or acquisitions in any one financial year shall be aggregated;

18.2 the whole or any part of an undertaking; or

18.3 any subsidiary undertaking;

19. The incurring by any Group Company of any borrowing or other indebtedness or liability in the nature of borrowing, other than in the ordinary course of trading or the factoring of the debts of any Group Company;

20. Any material alterations to the Business Plan and/or the Budget including (without limitation) to the annual revenue and capital expenditure budgets as set out in the annual Business Plan and/or the Budget;

21. Any single item of capital expenditure or series of connected items of capital expenditures, exceeding £10,000;

22. The creation of any mortgage, charge or other encumbrance over any asset of any Group Company and the giving of any guarantee by any Group Company, other than in the ordinary course of trading;

23. The entering into by any Group Company of any contract licence or arrangement outside the ordinary course of trading or otherwise than at arm's length;

24. The incorporation of a new subsidiary undertaking of the Company or the acquisition by any Group Company of an interest in any shares in the capital of any body corporate;

25. Other than debt collection in the normal course of business the instigation or settlement of any litigation or arbitration proceedings by any Group Company when the amounts claimed exceed £1,000;

26. The alteration of the accounting reference date of any Group Company;

27. The alteration of the accounting policies of any Group Company;

28. The appointment or termination of full time employment of any employee or consultant of any Group Company (with a salary in excess of £40,000);

29. The delegation by the directors of any Group Company of any of their powers to a committee other than to the existing audit committee and remuneration committee and the nominations committee yet to be created.

30. The expansion or movement of any part of the business of any Group Company, whether or not existing at the date of this Agreement, into an Excluded Sector or State Aid Restricted Sector.

31. The establishment by any Group Company, or variation to the terms of any share option, shadow share option, profit sharing, bonus or incentive scheme.

32. The carrying on, expansion or development of any of the businesses from time to time carried on by any Group Company otherwise than through any Group Company

33. Entering into any agreement or arrangement with respect to any of the any Group Company's Intellectual Property Rights other than in the ordinary course of trading or any partnership or joint venture.

34. The application for or acceptance of any other public funding, State Aid or grants.

Schedule 7 – The Group

The Company

Name	:	MSI Holdings Limited (in the process of changing its name to Avid Group Limited)
Registered Office	:	8 Arcot Court Nelson Industrial Estate Cramlington Northumberland NE23 1BB
Directors	:	Jon Michael Aitchison Christopher Stanford Baylis Howard Forrest Ryan Ellis Maughan Ronald Scott Christopher Scott Thompson
Secretary	:	Ryan Ellis Maughan
Registered Number	:	06846533
Date of Incorporation	:	13/03/2009
Issued Share Capital	:	£15,016.22 comprising 1,501,622 1 pence shares
Shareholders	:	the Company
Subsidiaries of the Company:		Avid Vehicles (Projects) Limited Avid Technologies Limited Comesys Inc. Avid Electric Vehicles Limited Avid Innovation Limited

The Subsidiaries

Name	:	Avid Vehicles (Projects) Limited
Registered Office	:	Unit 2U Admiral Business Park Nelson Way Nelson Park West Cramlington Northumberland NE23 1WG
Directors	:	Ryan Ellis Maughan Ronald Scott
Secretary	:	None

Registered Number	:	06680735
Date of Incorporation	:	26/08/2008
Issued Share Capital	:	50,000
Shareholders	:	the Company
Name	:	Avid Technology Limited
Registered Office	:	Unit 8 Arcot Court Nelson Road Nelson Industrial Estate Cramlington Northumberland NE23 1BB
Directors	:	Jon Michael Aitchison Howard Forrest Ryan Ellis Maughan Ronald Scott
Secretary	:	Ronald Scott
Registered Number	:	04978723
Date of Incorporation	:	28/11/2003
Issued Share Capital	:	294,290
Shareholders	:	the Company
Name	:	Comesys Inc
Registered Office	:	
Directors	:	Ryan Ellis Maughan Colin Michael Sheard
Secretary	:	None
Registered Number	:	
Date of Incorporation	:	
Issued Share Capital	:	
Shareholders	:	1,000 (US $) comprising 1,000 shares, held by Avid Technology Limited (90%) and Colin Michael Sheard (10%)

Name	:	Avid Electric Vehicles Limited
Registered Office	:	8 Arcot Court Nelson Industrial Estate Cramlington Northumberland NE23 1BB
Directors	:	Ryan Ellis Maughan Christopher Stanford Baylis Christopher Scott Thompson
Secretary	:	None
Registered Number	:	07459903
Date of Incorporation	:	3 December 2010
Issued Share Capital	:	1 ordinary share of £1
Shareholders	:	the Company

Name	:	Avid Innovation Limited
Registered Office	:	8 Arcot Court Nelson Industrial Estate Cramlington Northumberland NE23 1BB
Directors	:	Ryan Ellis Maughan Christopher Stanford Baylis Christopher Scott Thompson
Secretary	:	None
Registered Number	:	07459910
Date of Incorporation	:	3 December 2010
Issued Share Capital	:	1 ordinary share of £1
Shareholders	:	the Company

Schedule 8 - Excluded Sectors and State Aid Restricted Sectors

PART 1 - Excluded Sectors

1. The following sectors or, where relevant, activities which are ineligible for ERDF support:

   1.1 housing construction and renovation other than specialist renewable energy in social housing;

   1.2 large scale transport companies;

   1.3 dismantling of nuclear power stations;

   1.4 synthetic fibres;

   1.5 retail;

   1.6 shipbuilding;

   1.7 coal;

   1.8 steel;

   1.9 primary production, processing or marketing of agricultural products;

   1.10 support to banks and insurance companies;

   1.11 primary production, processing or marketing of products in the fisheries and aquaculture sectors;

   1.12 establishments providing generalised (school age) education; and

   1.13 provision of local social welfare facilities where they are not directly linked to activities of an economic nature relating to the objectives of the ERDF's North East of England Operational Programme 2007-13.

2. The following sectors or, where relevant, activities which are ineligible for EIB support:

   2.1 production of weapons and ammunition, arms, military or police equipment or infrastructures, and equipment or infrastructure limiting people's individual rights and freedom (i.e. prisons, detention centres of any form);

   2.2 gambling and related equipment;

   2.3 tobacco manufacturing, processing, or distribution;

   2.4 activities involving live animals for experimental and scientific purposes insofar as compliance with the "Council of Europe's Convention for the Protection of Vertebrae Animals used for Experimental and other `Scientific Purposes" cannot be guaranteed;

   2.5 activities which give rise to environmental impacts that are not largely

mitigated and/or compensated;

2.6 sectors considered ethically or morally controversial, e.g. research on human cloning;

2.7 pure real estate development activity; and

2.8 financial holding companies of industrial groups and leasing companies associated with a specific producer are not eligible for EIB financing,

as those sectors may be amended from time to time by the Commission or, where relevant, EIB.

Part 2 - State Aid Restricted Sectors

1. The following sectors or, where relevant, activities which are ineligible for State Aid in the form of risk capital in accordance with the General Block Exemption:

1.1 processing and marketing of agricultural products (insofar as aid to those sectors is restricted by the General Block Exemption); and

1.2 coal,

as those sectors may be amended from time to time by the European Commission.

In witness whereof this Agreement has been executed as a Deed by the parties on the date stated above.

Executed and delivered as a deed by
MSI Holdings Limited
(in the process of changing its name to **Avid Group Limited**)
acting by

....
Director

in the presence of:

Witness' signature: ....

Witness' name: [illegible]

Witness' address: 1 St James' Gate
Newcastle upon Tyne
....

Witness' occupation: Solicitor

Executed and Delivered as a deed by
NEAF LP acting by **NE Angel GP Limited**, its General Partner,
acting by

....
Director

in the presence of:

Witness' signature: ....

Witness' name: Richard James [illegible]

Witness' address: C/O Ward Hadaway
....
....

Witness' occupation: Solicitor

Executed and delivered as a deed by
Rivers Capital Partners Limited
acting by

....
Director

in the presence of:

Witness' signature: ....

Witness' name: Richard James Botts

Witness' address: C/O Ward Hadaway/

....

....

Witness' occupation: Solicitor

Executed and delivered as a deed by
Liberty Electric Cars Limited
acting by

....
Director

in the presence of:

Witness' signature: ....

Witness' name: ....

Witness' address: ....

....

....

Witness' occupation: ....

Executed and delivered as a deed by
Ryan Ellis Maughan

....

in the presence of:

Witness' signature: ....

Witness' name: [illegible]

Witness' address: 1 St James' Gate
Newcastle upon Tyne

....

Witness' occupation: Solicitor

Executed and delivered as a deed by
Ronald Scott acting by his duly appointed attorney Ryan Maughan

....

in the presence of:

Witness' signature: ....

Witness' name: [illegible]

Witness' address: 1 St James' Gate
Newcastle upon Tyne

....

Witness' occupation: Solicitor

Executed and delivered as a deed by
Christopher Stanford Baylis

in the presence of:

Witness' signature: ....

Witness' name: R Adams ....

Witness' address: 1 St James' Gate ....

Newcastle upon Tyne ....

....

Witness' occupation: Solicitor ....

Executed and delivered as a deed by
Christopher Scott Thompson by his duly appointed attorney Ryan Maughan

in the presence of:

Witness' signature: ....

Witness' name: R Adams ....

Witness' address: 1 St James' Gate ....

Newcastle upon Tyne ....

....

Witness' occupation: Solicitor ....

Executed and delivered as a deed by
Howard Forrest

in the presence of:

Witness' signature:

Witness' name:

Witness' address: 1 St James' Gate
Newcastle upon Tyne

Witness' occupation: Solicitor

Executed and delivered as a deed by
Arthur James Peter Borrell
as trustee of **The Express Holdings (Thompson) Limited Employer Financed Retirement Benefit Scheme for Christopher Scott Thompson**

in the presence of:

Witness' signature:

Witness' name:

Witness' address: 1 St James' Gate
Newcastle upon Tyne

Witness' occupation: Solicitor

Executed and delivered as a deed by
Christopher Thompson
as trustee of **The Express Holdings (Thompson) Limited Employer Financed Retirement Benefit Scheme for Christopher Scott Thompson** acting by his duly appointed attorney Ryan Maughan
in the presence of:

Witness' signature: ....

Witness' name: K Adams ....

Witness' address: 1 St James' Gate ....
Newcastle upon Tyne ....
....

Witness' occupation: Solicitor ....

Appendix 1

Business Plan

Executed and delivered as a deed by
Rivers Capital Partners Limited
acting by

....
Director

in the presence of:

Witness' signature: ....

Witness' name: ....

Witness' address: ....

....

....

Witness' occupation: ....

Executed and delivered as a deed by
Liberty Electric Cars Limited
acting by

....
Director

Barry Shrier
CEO, Liberty

in the presence of:

Witness' signature: ....

Witness' name: ~~A~~ANN SHRIER

Witness' address: 109 RADLEY RD

ABINGDON

OX14 3PR

Witness' occupation: RESEARCHER (MEDICAL)

Liberty Electric Cars Ltd
Signed
Dated 30-12-2010